For more information:	Investor Relations;

John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239

650-357-3500

EFI Reports First Quarter 2006 Results
Revenues $134.3 million, Non-GAAP EPS $0.28, GAAP EPS $0.20

Foster City, Calif. – April 20, 2006 – EFI (Nasdaq: EFII), the world leader in digital controllers, super-wide format printers and inks and print management solutions, announced today that for the quarter ended March 31, 2006, revenue was $134.3 million, up 64% compared to the first quarter 2005 revenue of $82.0 million.

Non-GAAP net income was $18.0 million or $0.28 per diluted share in the first quarter of 2006, up 400% from the $3.8 million or $0.07 per diluted share for the same period in 2005.

GAAP net income was $12.5 million or $0.20 per diluted share in the first quarter of 2006, compared to a net loss of $0.7 million or $0.01 per diluted share for the same period in 2005.

Non-GAAP net income is computed by adjusting GAAP net income by the impact of amortization of acquisition-related intangibles, stock-based compensation and other non-recurring charges and gains.

As of March 31, 2006, the Company’s total assets were $1.1 billion, even with the $1.1 billion reported as of December 31, 2005. Total liabilities as of March 31, 2006 were $365.8 million, down from the $375.8 million reported as of December 31, 2005.

“We are pleased to report results at the higher end of our range driven by solid performance in all three areas of our business. At the same time we also showed continued progress in growing our recurring revenues, due largely to a record ink revenue quarter” said Guy Gecht, CEO, EFI. “As we have discussed, we expect a robust level of new product introductions in the second half of 2006 which we believe will continue into 2007 and beyond.”

Q2 Outlook

For the second quarter of 2006 the company expects revenues in the range of $137 million to $140 million and non-GAAP earnings per share of $0.28 to $0.30. GAAP earnings are estimated to be $0.14 to $0.16 per share. GAAP net income outlook includes an estimated charge related to the implementation of FAS 123R. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates for Q2 include the 9.1 million shares related to the Company’s contingently convertible debt.

Reconciliation of non-GAAP to GAAP EPS estimates
Non-GAAP EPS estimate	$0.28	$0.30
Amortization of acquisition-related intangibles	$(0.13)	$(0.13)
Amortization of stock based compensation	$(0.07)	$(0.07)
Tax effect of non-GAAP adjustments	$0.06	$0.06

GAAP EPS estimate	$0.14	$0.16

EFI will discuss the company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Non-GAAP Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a non-GAAP measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Our non-GAAP net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income with the impact of amortization of acquisition-related intangibles, stock-based compensation and other non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

The statements, “As we have discussed, we expect a robust level of new product introductions in the second half of 2006 which we believe will continue into 2007 and beyond” and “For the second quarter of 2006 the company expects revenues in the range of $137 million to $140 million and non-GAAP earnings per share of $0.28 to $0.30” and “GAAP earnings are estimated to be $0.14 to $0.16 per share” and “GAAP net income outlook includes an estimated charge related to the implementation of FAS 123R” and “This estimate is subject to change”, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world-wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt; (15) our ability to successfully integrate VUTEk’s business with our own without operational disruption to their business or ours, loss of sales, unexpected costs or adverse impact on relations with customers or suppliers; (16) our financial results as filed on Form 10-Q and Form 10-K may differ from the results included in our earnings press releases due to the complexity in accounting rules and (17) other risk factors listed from time to time in the Company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the section entitled “Factors That Could Adversely Affect Performance” of EFI’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in digital controllers, superwide format printers and inks and print management solutions. EFI’s award-winning technologies offer end to end, integrated document management tools from creation to print, including high fidelity color Fiery® print servers that can output up to 2000 ppm; VUTEk superwide digital inkjet printers and UV and solvent inks capable of printing on flexible and rigid substrates; powerful print production workflow and management information software solutions for increased performance and cost efficiency; and an array of corporate printing solutions. EFI’s integrated solutions connect seamlessly, delivering unbeatable performance, cost savings and increased productivity. EFI maintains 23 offices worldwide.

Electronics for Imaging, Inc.
	Three Months Ended			Three Months Ended
Consolidated Statements of Income	March 31, 2006			March 31, 2005
(in thousands, except per share data)
(unaudited)	GAAP	Non GAAPAdj.	Non GAAP	GAAP	Non GAAPAdj.	Non GAAP

Revenue	$134,265	$—	$134,265	$82,003	$—	$82,003
Cost of revenue[1]	53,099	(268)	52,831	28,794	—	28,794

Gross profit	81,166	268	81,434	53,209	—	53,209

Operating expenses:
Research and development[1]	31,460	(1,540)	29,920	26,379	—	26,379
Sales and marketing[1]	23,076	(525)	22,551	16,838	—	16,838
General and administrative[1,2]	6,026	2,631	8,657	7,493	—	7,493
Severance expense[3]	—	—	—	2,685	(2,685)	—
Amortization of identified intangibles and other acquisition related charges[4]	9,064	(9,064)	—	3,176	(3,176)	—

Total operating expenses	69,626	(8,498)	61,128	56,571	(5,861)	50,710

Income (loss) from operations	11,540	8,766	20,306	(3,362)	5,861	2,499
Interest income and other income, net	3,654	—	3,654	2,519	—	2,519

Income (loss) before income taxes	15,194	8,766	23,960	(843)	5,861	5,018

Provision for (benefit from) income taxes[5]	2,657	3,330	5,987	(185)	1,440	1,255

Net income (loss)	$12,537	$5,436	$17,973	$(658)	$4,421	3,763

Dilutive EPS calculation

Net income (loss)	$12,537	$5,436	$17,973	$(658)	$4,421	$3,763

After-tax adjustment of convertible debt-related costs	750	—	750	—	—	—

Income (loss) income for purposes of computing diluted net income (loss) per share	$13,287	$5,436	$18,723	$(658)	$4,421	$3,763

Net income (loss) per diluted common share	$0.20	$—	$0.28	$(0.01)	$—	$0.07

Shares used in diluted per share calculation	67,765		67,765	53,945		54,713
Reconciliation of non GAAP adjustments

[1] FAS123R		$3,475			$—
[2] Gain from adjustment to receivables allowance		(3,773)			—
[3]Severance expense		—			2,685
[4]Amortization of identified intangibles		9,064			3,176
[5]Tax impact of pro forma adjustments		(3,330)			(1,440)

Total pro forma adjustment		$5,436			$4,421

Electronics for Imaging, Inc.
Consolidated Balance Sheets (unaudited)
	March 31,	December 31,
(in thousands)	2006	2005
Assets
Cash, cash equivalents and short-term investments	$491,464	$469,616
Accounts receivable, net	78,795	67,926
Inventories, net	25,382	25,874
Other current assets	34,632	32,267

Total current assets	630,273	595,683
Property and equipment, net	49,917	49,600
Restricted investments	88,580	88,580
Goodwill	189,980	189,667
Intangible assets, net	144,715	153,722
Other assets	4,911	5,276

Total assets	$1,108,376	$1,082,528

Liabilities & Stockholders’ equity
Accounts payable	$31,018	$30,937
Accrued and other liabilities	80,935	88,035
Income taxes payable	5,964	16,327

Total current liabilities	117,917	135,299
Long term deferred tax liability	7,897	530
Long-term obligations	240,000	240,000

Total liabilities	365,814	375,829

Common stock	679	662
Additional paid-in capital	433,303	403,379
Treasury stock	(221,845)	(214,722)
Retained earnings	530,425	517,380

Total stockholders’ equity	742,562	706,699

Total liabilities and stockholders’ equity	$1,108,376	$1,082,528

Revenue Break-Down
(in thousands) (unaudited)	Three Months Ended March 31,
Revenue by Product	2006	2005
Controller products	$75,752	$64,611
Wide format digital inkjet products	39,868	—
Professional printing applications	18,645	17,392

Total	$134,265	$82,003

Revenue by Geographic Area
North America	$67,727	$48,367
Europe	40,004	19,709
Japan	13,491	9,798
Rest of World	13,043	4,129

Total	$134,265	$82,003